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                                                                     EXHIBIT 11

                              POLYMER GROUP, INC.
                       COMPUTATION OF PER SHARE EARNINGS
                     (In Thousands, Except Per Share Data)

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
                                                              Fiscal Year
                                                        -----------------------
                                                         1999    1998    1997
                                                        ------- ------- -------
Basic:
  Net income........................................... $33,440 $19,704 $15,428
  Average common shares outstanding....................  32,000  32,000  32,000
  Net income per common share--basic................... $  1.05 $  0.62 $  0.48
Diluted:
  Net income........................................... $33,440 $19,704 $15,428
  Average common shares outstanding....................  32,089  32,000  32,000
  Net income per common share--diluted................. $  1.04 $  0.62 $  0.48
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